Exhibit 99.1

For Release
July 24, 2019
1:15 p.m. PDT

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

ASGN Incorporated Reports Second Quarter 2019 Results
Excluding One-time Charges, Financial Results were within Guidance

CALABASAS, Calif., July 24, 2019 -- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of IT and professional services in the technology, digital, creative, engineering, life sciences and government sectors, today reported financial results for the quarter ended June 30, 2019.

Second Quarter Highlights

•	Revenues were $972.3 million, up 10.7 percent over the second quarter of 2018 and at the mid-point of our financial guidance.

•
Financial results included two one-time charges totaling $8.6 million ($6.7 million, or $0.12 per diluted share, after income taxes), which were not included in our guidance. These one-time charges were: (i) an accrual of $5.3 million in estimated CEO transition expenses, which included $3.5 million in stock-based compensation and (ii) a write-off of $3.3 million for certain foreign trademarks.

•	Excluding these one-time charges, net income, Adjusted Net Income (a non-GAAP measure) and Adjusted EBITDA (a non-GAAP measure) all approximated the mid-point of our guidance.

•	Net income on a reported basis was $43.1 million ($0.81 per diluted share) and $49.8 million ($0.93 per diluted share) excluding the one-time charges.

•	Adjusted Net Income was $58.9 million ($1.10 per diluted share), and $63.1 million ($1.18 per diluted share) adjusted for the effects of the CEO transition.

•	Adjusted EBITDA was $114.2 million (11.7 percent of revenues), and $116.0 million (11.9 percent of revenues) adjusted for the effects of the CEO transition.

•	Cash flows from operating activities were $96.5 million and free cash flow (a non-GAAP measure) was $88.1 million, or 9.1 percent of revenues.

•	During the quarter, the Company paid down $83.0 million of long-term debt resulting in a leverage ratio (a non-GAAP measure) of 2.40 to 1 at June 30, 2019, and down from 2.65 to 1 at March 31, 2019.

•
Book-to-bill ratio (a non-GAAP measure) for ECS for the quarter was 1.9 to 1. Book-to-bill ratio is calculated as the sum of the change in total contract backlog during the quarter plus revenues for the quarter, divided by revenues for the quarter.

•	Contract backlog (a non-GAAP measure) for ECS at June 30, 2019 was $1.9 billion, up 9.5 percent from $1.8 billion at the end of the preceding quarter.

•	On May 31, 2019, ASGN's Board of Directors approved a $250.0 million stock repurchase program.

Management Commentary

"I am pleased to report that ASGN delivered solid financial and operational performance in the second quarter of 2019, with key wins in our Apex and ECS segments driving much of our success," said ASGN President and Chief Executive Officer, Ted Hanson. "Over the past three months, we generated revenue growth well ahead of market rates, produced industry-leading profitability and achieved strong free cash flow. We also continued to succeed in our go-to-market strategy, providing higher-value services to our clients via a differentiated delivery model that makes ASGN a more agile, effective competitor in the IT services industry."

Mr. Hanson continued, "As part of our balanced capital allocation strategy, during the second quarter, our Board of Directors approved a $250 million stock repurchase program. Now that we have reached, and exceeded, our target leverage ratio of 2.5 times trailing twelve months Adjusted EBITDA, we have the right plan in place to buy back our shares. We also have an active pipeline of prospective acquisition targets, and, going forward, will look to use our free cash flow to add high-value IT services to ASGN as well as expand our capabilities and footprint in the federal government space."

"I'm honored to lead ASGN as CEO," Hanson concluded. "I am confident that we are headed in the right strategic direction, and that our talented and experienced management team is now in the ideal position to leverage our growing market share, to scale our IT consulting service offerings and to acquire additional companies that enhance the ASGN platform."

Second Quarter 2019 Financial Results

Revenues were $972.3 million, up 10.7 percent year-over-year. Billable days for the quarter were the same as the second quarter of 2018. Changes in foreign currency exchange rates had a negligible effect on revenues year-over-year. Revenues for the quarter included a $15.6 million contribution from DHA Group, Inc. ("DHA"), which was acquired in the first quarter of 2019.

Assignment revenues for the Apex and Oxford segments combined totaled $744.4 million (76.6 percent of consolidated revenues), up 8.8 percent year-over-year. This increase was mainly driven by growth in large accounts and consulting services at Apex. Revenues from the ECS Segment totaled $190.6 million (19.6 percent of consolidated revenues), up 22.8 percent year-over-year, driven by high growth in the segment's artificial intelligence and machine learning solutions, new contract awards and revenues from DHA, which was acquired in the preceding quarter. Permanent placement revenues were $37.3 million (3.8 percent of consolidated revenues) down from $39.4 million (4.5 percent of consolidated revenues) in the second quarter of 2018.

Gross profit was $285.2 million, up $21.3 million year-over-year. Gross margin was 29.3 percent, compared with 30.0 percent in the second quarter of 2018. The year-over-year change in gross margin mainly related to the lower mix of permanent placement revenues (3.8 percent of consolidated revenues, down from 4.5 percent in the second quarter of 2018) and the inclusion of DHA, which carries a lower gross margin than ECS as a whole.

Selling, general and administrative (“SG&A”) expenses were $198.8 million (20.4 percent of revenues), compared with $179.7 million (20.4 percent of revenues) in the second quarter of 2018. SG&A expenses for the quarter included two one-time charges totaling $8.6 million comprised of: (i) CEO transition expenses of $5.3 million, which included $3.5 million in stock-based compensation and (ii) the write-off of certain foreign trademarks totaling $3.3 million.

Amortization of intangible assets was $13.1 million, down from $18.5 million in the second quarter of 2018. The decrease was due to the accelerated amortization method for certain acquired intangibles, which have high amortization rates at the beginning of their useful life.

Interest expense was $14.0 million, down from $20.5 million in the second quarter of 2018. Interest expense for the quarter was comprised of (i) $12.5 million of interest on the credit facility and (ii) $1.5 million of amortization of deferred loan costs.

The effective tax rate for the quarter was 27.3 percent, compared with 27.7 percent in the preceding quarter. The higher rate in the first quarter included changes in estimates for the effects of tax reform on income taxes for 2018.

Net income was $43.1 million ($0.81 per diluted share), up from $33.6 million ($0.63 per diluted share) in the second quarter of 2018. Excluding the one-time charges included in SG&A expenses, net income would have been $6.7 million higher and totaled $49.8 million ($0.93 per diluted share). Adjusted Net Income (a non-GAAP measure) was $58.9 million ($1.10 per diluted share), and $63.1 million ($1.18 per diluted share) adjusted for the effects of the CEO transition.

Adjusted EBITDA (a non-GAAP measure) was $114.2 million (11.7 percent of revenues), up from $106.6 million (12.1 percent of revenues) in the second quarter of 2018. Excluding the cash portion effect of the CEO transition, Adjusted EBITDA would have been $1.8 million higher and totaled $116.0 million. Reconciliations between GAAP and non-GAAP measures are included in the tables at the end of this release.

Cash flows from operating activities were $96.5 million and free cash flow (a non-GAAP measure) was $88.1 million. At June 30, 2019, leverage ratio (a non-GAAP measure) was 2.40 to 1, down from 2.65 to 1 at March 31, 2019.

Third Quarter 2019 Financial Guidance

ASGN is providing guidance for the third quarter of 2019. These estimates do not include any acquisition, integration or strategic planning expenses and assume no deterioration in the markets that ASGN serves. These estimates also assume no significant change in foreign exchange rates. Reconciliations of estimated net income to the estimated non-GAAP measures are included in this release.

•	Revenues of $993.0 million to $1,003.0 million (implied growth rate of 9.5 to 10.7 percent)

•	Gross margin of 29.0 percent to 29.3 percent

•	SG&A expenses (excludes amortization of intangible assets) of $191.3 million to $192.2 million (includes $7.2 million in depreciation and $8.6 million in stock-based compensation expense)

•	Amortization of intangible assets of $11.9 million

•	Interest expense of $13.0 million

•	Effective tax rate of 27.0 percent (before any excess tax benefits related to stock-based compensation)

•	Net income of $52.5 million to $56.1 million

•	Earnings per diluted share of $0.98 to $1.05

•	Diluted shares outstanding of 53.6 million

•	Adjusted EBITDA(1) (a non-GAAP measure) of $115.0 million to $120.0 million

•	Adjusted Net Income (a non-GAAP measure) of $64.1 million to $67.7 million

•	Adjusted Net Income per diluted share(2) (a non-GAAP measure) of $1.20 to $1.26
_______________

(1)	Depreciation of $2.6 million included in costs of services related to an ECS project and depreciation of $7.2 million included in SG&A expenses are added back in the determination of Adjusted EBITDA.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.0 million each quarter, or $0.13 per diluted share, and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

The guidance provided above is based on the Company's estimate of “Billable Days”, which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. For the third quarter, the number of "Billable Days" is estimated to be 63.0, compared with 62.5 for the third quarter of 2018. Each Billable Day (Apex and Oxford) is approximately $12.1 million in assignment revenues.

Conference Call

ASGN will hold a conference call today at 5:00 p.m. EDT to review its financial results for the second quarter. The dial-in number is 800-230-1085 (+1-612-288-0329 for callers outside the United States) and the conference ID number is 469701. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials, and the webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning July 24, 2019 at 7:00 p.m. EDT until midnight on August 7, 2019. The access number for the replay is 800-475-6701 (+1-320-365-3844 outside the United States) and the conference ID number is 469701.

About ASGN Incorporated

ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions.

Our mission as an organization is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. ASGN was founded in 1985 and is headquartered in Calabasas, California. For more information, visit us at asgn.com.

Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), and is intended to enhance an overall understanding of our current financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Below is a discussion of our non-GAAP financial measures.

Pro forma revenues and gross profit by segment are presented to provide a more consistent basis for comparison between quarters. Pro forma was prepared as if the April 2, 2018 acquisition of ECS had occurred at the beginning of 2017. Although the pro forma segment data are considered non-GAAP measures, they were calculated in the same manner as the consolidated pro forma data, which are GAAP measures. Pro forma information in this press release does not include pre-acquisition information for DHA.

EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) and Adjusted EBITDA (EBITDA plus stock-based compensation expense and, as applicable, acquisition, integration and strategic planning expenses, write-off of loan costs, write-off of intangible assets and impairment charges) are used to determine a portion of the compensation for some of our executives and employees. Stock-based compensation expense is added to arrive at Adjusted EBITDA because it is a non-cash expense. Write-off of loan costs, acquisition, integration and strategic planning expenses and impairment charges are added, as applicable, to arrive at Adjusted EBITDA as they are not indicative of the performance of our core business on an ongoing basis.

Non-GAAP net income (net income, less income (loss) from discontinued operations, net of tax, plus, as applicable, write-off of loan costs, credit facility amendment expenses, write-off of intangible assets, acquisition, integration and strategic planning expenses, accretion of fair value discount on contingent consideration, impairment charges, and the tax effect of these items) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis. Adjusted Net Income (Non-GAAP net income plus amortization of intangible assets, less income taxes on amortization for financial reporting purposes not deductible for income tax purposes) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of our acquisitions.

Constant currency information removes the effect of year-over-year changes in foreign currency exchange rates. Constant currency information is calculated using the foreign currency exchange rates from the same period in the prior year.

Billable Days are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. In order to remove the fluctuations caused by comparable periods having different billable days, revenues on a Same Billable Days basis are calculated by taking the current period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year.

The term Same Billable Days and Constant Currency basis means that the impact of year-over-year changes in foreign currency exchange rates has been removed from the Same Billable Days basis calculation.

Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities. Our leverage ratio provides information about our compliance with loan covenants and is calculated in accordance with our credit agreement, as filed with the Securities and Exchange Commission ("SEC"), by dividing our total indebtedness by trailing 12 months Adjusted EBITDA.

Reasons for Presentation of Supplemental Information

Operating metrics are intended to enhance the overall understanding of our business and our current financial performance. These operating metrics might not be calculated in the same manner as, and thus might not be comparable to, similarly titled metrics reported by other companies. Contract backlog for our ECS segment represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders. Book-to-bill ratio for our ECS segment is calculated as the sum of the change in total backlog during the quarter plus revenues for the quarter, divided by revenues for the quarter.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, we make no assurances that the estimates of revenues, gross margin, SG&A, amortization, effective tax rate, net income, diluted shares outstanding, contract backlog, book-to-bill ratio, Adjusted EBITDA, Adjusted Net Income, and related per share amounts (as applicable) set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 1, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as filed with the SEC on May 10, 2019. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018

Revenues	$972.3	$878.5	$923.7	$1,896.0	$1,563.7
Costs of services	687.1	614.6	659.8	1,346.9	1,082.1
Gross profit	285.2	263.9	263.9	549.1	481.6
Selling, general and administrative expenses(1)	198.8	179.7	187.4	386.2	344.1
Amortization of intangible assets	13.1	18.5	13.8	26.9	26.1
Operating income	73.3	65.7	62.7	136.0	111.4
Interest expense	(14.0)	(20.5)	(14.5)	(28.5)	(27.1)
Income before income taxes	59.3	45.2	48.2	107.5	84.3
Provision for income taxes	16.2	11.5	13.3	29.5	21.4
Income from continuing operations	43.1	33.7	34.9	78.0	62.9
Loss from discontinued operations, net of income taxes	—	(0.1)	—	—	(0.2)
Net income(1)	$43.1	$33.6	$34.9	$78.0	$62.7

Per share income from continuing operations and net income:
Basic	$0.82	$0.64	$0.66	$1.48	$1.20
Diluted	$0.81	$0.63	$0.66	$1.46	$1.19

Number of shares and share equivalents used to calculate earnings per share:
Basic	52.8	52.3	52.6	52.7	52.2
Diluted	53.4	53.0	53.2	53.3	52.9

___________

(1)
Results for the quarter ended June 30, 2019 included two one-time charges totaling $8.6 million ($6.7 million, or $0.12 per diluted share, after income taxes) comprised of: (i) CEO transition expenses of $5.3 million, which included $3.5 million in stock-based compensation and (ii) the write-off of certain foreign trademarks totaling $3.3 million.

SEGMENT FINANCIAL INFORMATION (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(Dollars in millions)

	Reported				Pro Forma
	Three Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2019	2018	2019	2018	2019	2018
Revenues:
Apex:
Assignment	$613.0	$553.7	$1,205.2	$1,078.6	$1,205.2	$1,078.6
Permanent placement	15.5	13.9	29.4	27.5	29.4	27.5
	628.5	567.6	1,234.6	1,106.1	1,234.6	1,106.1
Oxford:
Assignment	131.4	130.3	260.8	255.7	260.8	255.7
Permanent placement	21.8	25.5	42.0	46.8	42.0	46.8
	153.2	155.8	302.8	302.5	302.8	302.5

ECS	190.6	155.1	358.6	155.1	358.6	304.2

Consolidated:
Assignment	744.4	684.0	1,466.0	1,334.3	1,466.0	1,334.3
Permanent placement	37.3	39.4	71.4	74.3	71.4	74.3
ECS	190.6	155.1	358.6	155.1	358.6	304.2
	$972.3	$878.5	$1,896.0	$1,563.7	$1,896.0	$1,712.8
Percentage of total revenues:
Apex	64.6%	64.6%	65.1%	70.7%	65.1%	64.6%
Oxford	15.8%	17.7%	16.0%	19.3%	16.0%	17.7%
ECS	19.6%	17.7%	18.9%	10.0%	18.9%	17.7%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Assignment	76.6%	77.9%	77.3%	85.3%	77.3%	77.9%
Permanent placement	3.8%	4.5%	3.8%	4.8%	3.8%	4.3%
ECS	19.6%	17.6%	18.9%	9.9%	18.9%	17.8%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Domestic	95.6%	95.4%	95.5%	95.0%	95.5%	95.4%
Foreign	4.4%	4.6%	4.5%	5.0%	4.5%	4.6%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit:
Apex	$187.8	$169.7	$363.2	$328.3	$363.2	$328.3
Oxford	62.5	65.5	121.4	124.6	121.4	124.6
ECS	34.9	28.7	64.5	28.7	64.5	55.4
Consolidated	$285.2	$263.9	$549.1	$481.6	$549.1	$508.3
Gross margin:
Apex	29.9%	29.9%	29.4%	29.7%	29.4%	29.7%
Oxford	40.8%	42.0%	40.1%	41.2%	40.1%	41.2%
ECS	18.3%	18.5%	18.0%	18.5%	18.0%	18.2%
Consolidated	29.3%	30.0%	29.0%	30.8%	29.0%	29.7%

SELECTED CASH FLOW INFORMATION (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(In millions)

	Three Months Ended		Six Months Ended
	2019	2018	2019	2018
Cash provided by operating activities	$96.5	$76.8	$140.5	$131.5
Capital expenditures	(8.4)	(8.4)	(15.9)	(14.6)
Free cash flow (non-GAAP measure)	$88.1	$68.4	$124.6	$116.9

Cash used in investing activities	$(8.3)	$(769.0)	$(65.3)	$(775.2)
Cash provided by (used in) financing activities	$(84.3)	$660.1	$(76.9)	$652.4

SELECTED CONSOLIDATED BALANCE SHEET DATA (Unaudited)
AS OF JUNE 30, 2019 AND DECEMBER 31, 2018
(In millions)

	2019	2018
Cash and cash equivalents	$40.1	$41.8
Accounts receivable, net	621.5	613.8
Total current assets	697.1	686.3
Goodwill and intangible assets, net	1,922.5	1,909.8
Total assets	2,799.0	2,687.8
Total current liabilities	326.5	308.2
Working capital	370.6	378.1
Long-term debt	1,026.0	1,100.4
Stockholders’ equity	1,283.7	1,182.1

RECONCILIATION OF NET INCOME TO
ADJUSTED EBITDA (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(In millions)

	Three Months Ended		Six Months Ended
	2019	2018	2019	2018
Net income	$43.1	$33.6	$78.0	$62.7
Loss from discontinued operations, net of tax	—	0.1	—	0.2
Interest expense	14.0	20.5	28.5	27.1
Provision for income taxes	16.2	11.5	29.5	21.4
Depreciation	10.0	10.1	19.7	16.9
Amortization of intangible assets	13.1	18.5	26.9	26.1
EBITDA (non-GAAP measure)	96.4	94.3	182.6	154.4
Stock-based compensation	13.9	8.9	23.4	13.8
Write-off of intangible assets	3.3	—	3.3	—
Acquisition, integration and strategic planning expenses	0.6	3.4	2.0	13.2
Adjusted EBITDA (non-GAAP measure)(1)	$114.2	$106.6	$211.3	$181.4

(1)	Adjusted EBITDA for the quarter ended June 30, 2019 would have been $116.0 million excluding the $1.8 million cash expense effect of the CEO transition.

RECONCILIATION OF NET INCOME TO
ADJUSTED NET INCOME (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	2019	2018	2019	2018
Net income	$43.1	$33.6	$78.0	$62.7
Loss from discontinued operations, net of tax	—	0.1	—	0.2
Credit facility amendment expenses(1)	—	5.9	—	6.2
Write-off of intangible assets	3.3	—	3.3	—
Acquisition, integration and strategic planning expenses	0.6	3.4	2.0	13.2
Tax effect on adjustments	(1.0)	(2.5)	(1.4)	(5.1)
Non-GAAP net income	46.0	40.5	81.9	77.2
Amortization of intangible assets	13.1	18.5	26.9	26.1
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.2)	(0.2)	(0.5)	(0.5)
Adjusted Net Income (non-GAAP measure)(2)(3)	$58.9	$58.8	$108.3	$102.8

Per diluted share:
Net income	$0.81	$0.63	$1.46	$1.19
Adjustments	0.29	0.48	0.57	0.75
Adjusted Net Income (non-GAAP measure)(2)(3)	$1.10	$1.11	$2.03	$1.94

Weighted average common and common equivalent shares outstanding (diluted)	53.4	53.0	53.3	52.9

(1)
During the six months ended June 30, 2018 we incurred $22.5 million in fees related to the amendment to our credit facility to fund the acquisition of ECS, of which $6.2 million were expensed as incurred and included in interest expense. The remaining $16.3 million fees were capitalized and are being amortized over the term of the credit facility.

(2)
Adjusted Net Income for the quarter ended June 30, 2019 would have been $63.1 million ($1.18 per diluted share) excluding the $5.3 million, $4.2 million net of income taxes, effect of the CEO transition.

(3)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.0 million per quarter (approximately $0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

ECS SEGMENT SUPPLEMENTAL INFORMATION (Unaudited)

MIX OF REVENUES BY CONTRACT TYPE(1)

	Q2 2019	Q1 2019	Q2 2018
Firm-fixed-price	24.2%	25.8%	28.8%
Time and materials	37.1%	36.5%	31.6%
Cost-plus-fixed-fee	38.7%	37.7%	39.6%

MIX OF REVENUES BY CUSTOMER

	Q2 2019	Q1 2019	Q2 2018
Department of Defense and Intelligence Agencies	56.5%	57.2%	61.6%
Federal Civilian	37.4%	35.8%	32.9%
Commercial and Other	6.1%	7.0%	5.5%

CONTRACT BACKLOG(2) (In millions)

	June 30, 2019	March 31, 2019
Funded Contract Backlog(3)	$356.6	$458.6
Negotiated Unfunded Contract Backlog(4)	1,589.4	1,317.9
Contract Backlog	$1,946.0	$1,776.5

(1)
Firm-fixed-price ("FFP") contracts provide for a fixed price for specified products, systems and/or services. Time and materials ("T&M") contracts provide for payments based on fixed hourly rates for each direct labor hour expended and reimbursements for allowable material costs and out-of-pocket expenses. Cost-plus-fixed-fee ("CPFF") contracts provide for reimbursement of direct contract costs and allowable and allocable indirect costs, plus the negotiated profit margin or fee.

(2)
Contract backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed. Contract backlog excludes awards which have been protested by competitors until the protest is resolved in our favor. Contract backlog is segregated into two categories, funded contract backlog and negotiated unfunded contract backlog.

(3)
Funded contract backlog for contracts with U.S. government agencies primarily represents contracts for which funding has been formally awarded less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally awarded or authorized by the U.S. government even though the contract may call for performance over a number of years. Funded contract backlog for contracts with non-government agencies represents the estimated value of contracts, which may cover multiple future years, less revenues previously recognized on these contracts.

(4)
Negotiated unfunded contract backlog represents the estimated future revenues to be earned from negotiated contract awards for which funding has not been awarded or authorized, and unexercised priced contract options. Negotiated unfunded contract backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

FINANCIAL GUIDANCE FOR Q3 2019
RECONCILIATION OF ESTIMATED NET INCOME TO ESTIMATED NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)(2)	$52.5	$56.1
Interest expense	13.0	13.0
Provision for income taxes(2)	19.2	20.6
Depreciation(3)	9.8	9.8
Amortization of intangible assets	11.9	11.9
EBITDA (non-GAAP measure)	106.4	111.4
Stock-based compensation	8.6	8.6
Adjusted EBITDA (non-GAAP measure)	$115.0	$120.0

	Low	High
Net income(1)(2)	$52.5	$56.1
Amortization of intangible assets	11.9	11.9
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.3)
Adjusted Net Income (non-GAAP measure)(4)	$64.1	$67.7

Per diluted share:
Net income	$0.98	$1.05
Adjustments	0.22	0.21
Adjusted Net Income (non-GAAP measure)(4)	$1.20	$1.26

Weighted average common and common equivalent shares outstanding (diluted)	53.6	53.6

(1)	These estimates do not include acquisition, integration, or strategic planning expenses.

(2)	These estimates do not include excess tax benefits related to stock-based compensation.

(3)	Composed of $2.6 million of depreciation included in costs of services related to an ECS project and $7.2 million of depreciation included in SG&A expenses.

(4)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.0 million per quarter ($0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.